Exhibit 99.1

Contacts:	American Pharmaceutical Partners, Inc.
Nicole Williams
Chief Financial Officer
(888) 391-6300

Robert Jaffe/Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963

AMERICAN PHARMACEUTICAL PARTNERS

REPORTS ALL-TIME RECORD SALES OF $124.5 MILLION,

RECORD SECOND QUARTER EARNINGS OF $0.28 PER SHARE

Second Quarter 2005 Highlights:

•	Quarterly net sales increased 27% to a record $124.5 million, including ABRAXANE™ net sales of $19.4 million and generic product net sales of $105.1 million

•	Second quarter gross margin increased to 55.4% versus 54.4% in the prior year second quarter

•	Net income increased 121% to a record $20.4 million, or $0.28 per diluted share

•	Company received four new product approvals representing a target market in excess of $115 million

Conference call scheduled for 10:00 a.m. EDT, Friday, July 22, 2005; Simultaneous webcast available at www.appdrugs.com and www.fulldisclosure.com

SCHAUMBURG, IL – July 22, 2005 – American Pharmaceutical Partners, Inc. (NASDAQ: APPX) today reported record quarterly net sales of $124.5 million for the second quarter ended June 30, 2005, a 27% increase over net sales of $97.7 million in the 2004 second quarter. Second quarter 2005 results included net sales of ABRAXANE™, launched in February 2005, of $19.4 million and an 8% increase in core generic net sales to $105.1 million.

Net sales for the six-month period ended June 30, 2005, increased 31% to $245.2 million versus $186.8 million in the comparable period last year. First half 2005 results include net sales of ABRAXANE of $54.2 million and core generic net sales of $191.0 million.

Net income for the 2005 second quarter was $20.4 million, or $0.28 per diluted share, versus $9.2 million, or $0.13 per diluted share, in the comparable period last year. Gross margin for the most recent period increased to 55.4% versus 54.4% in second quarter of 2004.

Net income for the six-months was $44.8 million, or $0.60 per diluted share, compared with $21.0 million, or $0.29 per diluted share, in the first half of 2004.

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American Pharmaceutical Partners, Inc.

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“Our core generic business rebounded nicely in the quarter and ABRAXANE continued to gain market share,” said Al Heller, APP’s president and chief executive officer. “We are pleased with the pace of ABRAXANE’s market penetration and the feedback from patients, pharmacists and physicians. With the launch proceeding as planned and demand growing, our Abraxis Oncology division is in the process of expanding its sales team with an additional 15 new members.”

Second-quarter 2005 sales of core generic products increased 8% over the comparable period last year and 22% over the 2005 first quarter, driven primarily by strong demand for anti-infective products as well as the resolution of the first-quarter raw material supply disruption. Additionally, the company expects to commence sales of commercial products manufactured in its Swiss facility during the current quarter.

With respect to Ceftriaxone, the Abbreviated New Drug Application (ANDA) continues to be under review at the Food and Drug Administration. The company anticipates hearing shortly about the status of review and is in a position to launch immediately upon approval.

Operating expenses in the 2005 second quarter totaled $37.6 million compared with $41.5 million in the same quarter last year. Excluding a $10 million milestone payment related to ABRAXANE in the 2004 second quarter, operating expenses increased $6.1 million due primarily to higher ABRAXANE launch marketing expenses of $3.4 million and a $3.0 million increase in generic research and development costs. Total ABRAXANE-related expenses in the 2005 second quarter were $15.3 million and $28.6 million for the first half of the year.

Cash and short-term investments totaled $36.3 million at June 30, 2005 and currently approximate $42 million.

2005 Outlook — Forward Looking Information

The company reaffirms its 2005 guidance, with the exception of net sales growth in the core generic injectable business:

•	Net sales growth in the core generic injectable business is expected to be in the range of 8-10%, with the revision from prior guidance due largely to the timing of our launch of Ceftriaxone and what now appears to be more competitive market conditions for this product;

•	Net sales of ABRAXANE continue to be forecast in the range of $125 million to $155 million;

•	Gross margin, after any ABRAXANE profit sharing, is anticipated to be in the high 50 percent range relative to net sales;

•	Expenses related to ABRAXANE are expected to approximate $65-$70 million for all of 2005, reflecting the cost of ongoing launch activities and the expansion of manufacturing capabilities;

•	Operating expenses, excluding ABRAXANE related expenses and depreciation, are expected to increase in line with core sales growth.

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American Pharmaceutical Partners, Inc.

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Conference Call Information and Forward-Looking Statements

On Friday, July 22, 2005, the company will host a conference call with interested parties beginning at 10:00 a.m. (EDT) to review the results of operations for the second quarter ended June 30, 2005. Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements and clinical or FDA developments, and any comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.appdrugs.com and www.fulldisclosure.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for one year beginning shortly after the conclusion of the call.

About American Pharmaceutical Partners, Inc.

American Pharmaceutical Partners, Inc. is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on the oncology, anti-infective and critical care markets. Abraxis Oncology, the proprietary division of APP, is devoted entirely to developing and promoting innovative, next-generation cancer therapies such as ABRAXANE™, recently launched for the treatment of metastatic breast cancer. For more information, visit APP’s website at www.appdrugs.com and www.abraxisoncology.com.

Because these forward-looking statements, whether expressed or implied, involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the timing of and costs associated with the ongoing launch of ABRAXANETM, the market adoption and demand of ABRAXANE, the fact that actual results achieved in further Phase II and III trials for ABRAXANE may or may not be consistent with results achieved to date, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in our Form 10-K for the year ended December 31, 2004 and other documents filed by us with the Securities and Exchange Commission.

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FINANCIAL TABLES FOLLOW

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AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2005	2004	% Change	2005	2004	% Change
Net sales	$124,509	$97,664	27%	$245,190	$186,842	31%
Cost of sales	55,500	44,523	25%	100,890	89,314	13%

Gross profit	69,009	53,141	30%	144,300	97,528	48%

Percent to sales	55.4%	54.4%		58.9%	52.2%
Operating expenses:
Research and development	8,541	6,889		14,291	13,940
Selling, general and administrative	29,906	25,311		60,630	43,890
Milestone payment	—	10,000		—	10,000
Other	(828)	(694)		(608)	(763)

Total operating expenses	37,619	41,506	-9%	74,313	67,067	11%

Percent to sales	30.2%	42.5%		30.3%	35.9%
Income from operations	31,390	11,635	170%	69,987	30,461	130%
Percent to sales	25.2%	11.9%		28.5%	16.3%
Other income, net	446	354		1,046	753

Income before income taxes	31,836	11,989	166%	71,033	31,214	128%
Income tax expense	11,387	2,744		26,282	10,200

Net income	$20,449	$9,245	121%	$44,751	$21,014	113%

Net income per share:
Basic	$0.28	$0.13		$0.63	$0.30

Diluted	$0.28	$0.13		$0.60	$0.29

Weighted - average common shares outstanding:
Basic	71,761	70,268		71,378	70,148

Diluted	74,004	73,202		74,017	73,151

AMERICAN PHARMACEUTICAL PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$18,236	$1,154
Short-term investments	18,055	66,475
Accounts receivable, net	48,007	15,457
Inventory, net	185,615	151,035
Prepaid expenses and other	7,556	6,492
Deferred income taxes	12,825	12,825

Total current assets	290,294	253,438

Property, plant and equipment, net	127,008	106,410
Other assets	30,790	13,485

Total assets	$448,092	$373,333

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,054	$22,247
Accrued expenses	32,509	35,562

Total current liabilities	70,563	57,809
Long-term deferred income tax liability	2,833	2,833

Total liabilities	73,396	60,642
Stockholders’ Equity
Common stock	79	77
Additional paid-in capital	230,744	212,399
Amounts due from American BioScience, Inc.	(22,302)	(21,603)
Deferred stock-based compensation	(1,931)	(2,385)
Retained earnings	224,994	180,243
Accumulated other comprehensive income	(614)	234
Less treasury stock, at cost	(56,274)	(56,274)

Total stockholders’ equity	374,696	312,691

Total liabilities and stockholders’ equity	$448,092	$373,333